Term Sheet No. 1564 To prospectus supplement dated September 29, 2009 and prospectus dated September 29, 2009	Registration Statement No. 333-162195 Dated July 2, 2012; Rule 433
Deutsche Bank AG, London Branch
$         18 Year Callable Step-Up Fixed Rate Notes due July 31*, 2030
General
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The notes are principal-protected notes that, unless redeemed by us, pay interest semi-annually in arrears at a fixed rate of 3.000% per annum from year one through year ten, 3.125% per annum from year eleven through year twelve, 3.250% per annum from year thirteen through year fourteen, 4.000% per annum from year fifteen through year sixteen and 5.000% per annum from year seventeen through year eighteen. We have the right to redeem the notes on any Interest Payment Date on or after July 31, 2013. Therefore, the term of the notes could be as short as one year, and you will not receive the higher interest rates of 3.125%, 3.250%, 4.000% or 5.000% per annum if we exercise our right to redeem the notes on or prior to July 31, 2022.  Any payment on the notes, including interest payments and any Payment at Maturity, is subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG due July 31*, 2030.
•	Denominations of $1,000 (the “Principal Amount”) and minimum initial investments of $1,000.
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The notes are expected to price on or about July 26*, 2012 (the “Trade Date”) and are expected to settle on or about July 31*, 2012 (the “Settlement Date”). Delivery of the notes in book-entry form only will be made through The Depository Trust Company.

Key Terms
Issuer:	Deutsche Bank AG, London Branch
Issue Price:	100.00% of the Principal Amount
Payment at Maturity:	A cash payment at maturity, for each $1,000 Principal Amount of notes, of $1,000 plus any accrued and unpaid interest
Interest Rates:
Interest will be paid semi-annually in arrears at the applicable Interest Rate on each Interest Payment Date, including the Maturity Date, based on an unadjusted 30/360 day count fraction. No interest will be accrued or payable if the notes are redeemed by us.

From and including the Settlement Date to but excluding July 31, 2022
From and including July 31, 2022 to but excluding July 31, 2024
From and including July 31, 2024 to but excluding July 31, 2026
From and including July 31, 2026 to but excluding July 31, 2028
From and including July 31, 2028 to but excluding the Maturity Date
3.000% per annum 3.125% per annum 3.250% per annum 4.000% per annum 5.000% per annum
Interest Payment Dates:
Each July 31* and January 31*, beginning January 31*, 2013 and ending on the Maturity Date.  If any scheduled Interest Payment Date is not a business day, the interest will be paid on the first following day that is a business day, but no adjustment will be made to the interest payment made on such following business day.

Early Redemption at Issuer’s Option:
We may, in our sole discretion, redeem your notes in whole or in part on any Interest Payment Date on or after July 31, 2013 (the “Redemption Date”) for an amount in cash, per $1,000 Principal Amount of notes, equal to $1,000 plus any accrued but unpaid interest to but excluding the applicable Redemption Date. If we decide to redeem the notes, we will give you notice not less than five (5) business days prior to the applicable Redemption Date as described below under “Description of the Notes — Early Redemption at Issuer’s Option.”

Trade Date:	July 26*, 2012
Settlement Date:	July 31*, 2012
Maturity Date:	July 31*, 2030
Listing:	The notes will not be listed any securities exchange.
CUSIP / ISIN:	25152CQB5 / US25152CQB53
*Expected. In the event that we make any change to the expected Trade Date or Settlement Date, the Maturity Date and the Interest Payment Dates will be changed so that the stated term of the notes remains the same.

Investing in the notes involves a number of risks. See “Selected Risk Considerations” beginning on page TS-2 in this term sheet.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Per Note	$1,000.00	$	$
Total	$	$	$
(1)	For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information (Conflicts of Interest)” in this term sheet.

Deutsche Bank Securities Inc., an agent for this offering, is our affiliate. For more information, see “Supplemental Underwriting Information (Conflicts of Interest)” in this term sheet.

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

 Deutsche Bank Securities

SUMMARY

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You should read this term sheet together with the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these notes are a part and the prospectus dated September 29, 2009. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus supplement dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200021/d424b31.pdf

•	Prospectus dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000095012309047023/f03158be424b2xpdfy.pdf

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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This term sheet, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying prospectus supplement and prospectus, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the notes.

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Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, underlying supplement, product supplement and this term sheet if you so request by calling toll-free 1-800-311-4409.

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You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. We will notify you in the event of any changes to the terms of the notes, and you will be asked to accept such changes in connection with your purchase of any notes. You may also choose to reject such changes, in which case we may reject your offer to purchase the notes.

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We are offering to sell, and are seeking offers to buy, the notes only in jurisdictions where such offers and sales are permitted. Neither the delivery of this term sheet nor the accompanying prospectus supplement or prospectus nor any sale made hereunder implies that there has been no change in our affairs or that the information in this term sheet and accompanying prospectus supplement and prospectus is correct as of any date after the date hereof.

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You must (i) comply with all applicable laws and regulations in force in any jurisdiction in connection with the possession or distribution of this term sheet and the accompanying prospectus supplement and prospectus and the purchase, offer or sale of the notes and (ii) obtain any consent, approval or permission required to be obtained by you for the purchase, offer or sale by you of the notes under the laws and regulations applicable to you in force in any jurisdiction to which you are subject or in which you make such purchases, offers or sales; neither we nor the agents shall have any responsibility therefore.

Selected Risk Considerations

An investment in the notes involves risks. This section describes the most significant risks relating to the notes.  For a complete list of risk factors, please see the accompanying prospectus supplement and the accompanying prospectus.

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AN INVESTMENT IN THE NOTES MAY BE RISKIER THAN AN INVESTMENT IN NOTES WITH A SHORTER TERM — The notes have a term of eighteen years, subject to our right to redeem the notes starting on July 31, 2013. By purchasing notes with a longer term, you will have greater exposure to the risk that the value of the notes may decline due to such factors as inflation and rising interest rates.  If market interest rates rise during the term of the notes, the interest rate on the notes may be lower than the interest rates for similar debt securities then prevailing in the market.  If this occurs, you will not be able to require the Issuer to redeem the notes and will, therefore, bear the risk of earning a lower return than you could earn on other investments until the Maturity Date.

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THE NOTES MAY BE REDEEMED PRIOR TO THE MATURITY DATE — We may, in our sole discretion, redeem the notes on any Interest Payment Date on or after July 31, 2013. We are more likely to redeem the notes during periods when the remaining interest is to accrue on the notes at a rate greater than what we would pay on a comparable debt security of ours with a maturity comparable to the remaining term of the notes.  If we redeem the notes, you may not be able to reinvest your funds in another investment that provides a similar yield with a similar level of risk.

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THE STEP-UP FEATURE PRESENTS DIFFERENT INVESTMENT CONSIDERATIONS THAN FIXED-RATE NOTES —  Because we have the right to redeem the notes on any Interest Payment Date on or after July 31, 2013, the term of the notes could be as short as one year. You will not receive the higher interest rates of 3.125%, 3.250%, 4.000% or 5.000% per annum if we exercise our right to redeem the notes on or prior to July 31, 2022. When determining whether to invest in the notes, you should consider, among other things, the overall Interest Rates of the notes as compared to the interest rates of other equivalent investment alternatives rather than the higher stated Interest Rates of the notes or any potential interest payments you may receive after the first year following the issuance of the notes.

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CREDIT OF THE ISSUER — The notes are senior unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any interest payments to be made on the notes depend on the ability of Deutsche Bank AG to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the notes and in the event Deutsche Bank AG were to default on its obligations you may not receive interest and principal payments owed to you under the terms of the notes.

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THE NOTES ARE NOT DESIGNED TO BE SHORT-TERM TRADING INSTRUMENTS — The price at which you will be able to sell your notes to us or our affiliates prior to maturity, if at all, may be at a substantial discount from the Principal Amount of the notes. The potential returns described in this term sheet assume that your notes, which are not designed to be short-term trading instruments, are held to maturity.

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ASSUMING NO CHANGES IN MARKET CONDITIONS OR ANY OTHER RELEVANT FACTORS, THE VALUE OF THE NOTES ON THE SETTLEMENT DATE (AS DETERMINED BY DEUTSCHE BANK AG) WILL BE LESS THAN THE ORIGINAL ISSUE PRICE — While the interest payments described in this term sheet is based on the full Principal Amount of your notes, the Issue Price of the notes includes the agents’ commission and the cost of hedging our obligations under the notes through one or more of our affiliates. Our hedging costs include the projected profit that we or our affiliates are expected to realize in consideration for assuming the risks inherent in managing the hedging transactions.  Therefore, the value of the notes on the Settlement Date, assuming no changes in market conditions or other relevant factors, will be less than the Issue Price.  The inclusion of commissions and hedging costs in the Issue Price will also decrease the price, if any, at which we will be willing to purchase the notes after the Settlement Date, and any sale on the secondary market could result in a substantial loss to you. The notes are not designed to be short-term trading instruments.  Accordingly, you should be willing and able to hold your notes to maturity.

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THE NOTES WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY — The notes will not be listed on any securities exchange. Deutsche Bank AG or its affiliates may offer to purchase the notes in the secondary market but are not required to do so and may cease such market-making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates are willing to buy the notes.

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MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — The value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the time remaining to maturity of the notes;

•	trends relating to inflation;

•	interest rates and yields in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings, financial condition or results of operations.

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TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES MAY IMPAIR THE VALUE OF THE NOTES — We and our affiliates expect to engage in hedging and trading activities related to the Interest Rates of the notes. We may have hedged our obligations under the notes directly or through certain affiliates, and we or they would expect to make a profit on any such hedge. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, such hedging may result in a profit that is more or less than expected, or it may result in a loss. Although they are not expected to, these hedging activities may adversely affect the level of the interest rates available in the market and, therefore, the value of the notes. It is possible that Deutsche Bank AG or its affiliates could receive substantial returns from these hedging activities while the value of the notes declines. Our trading activities related to the Interest Rates of the notes may be entered into on behalf of Deutsche Bank AG, its affiliates or customers other than for the account of the holders of the notes or on their behalf. Accordingly, these trading activities may present conflicts of interest between Deutsche Bank AG and you. Any of the foregoing activities described in this risk consideration may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investing strategies relating to the notes.

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POTENTIAL CONFLICTS OF INTEREST EXIST BECAUSE WE AND THE CALCULATION AGENT FOR THE NOTES, ARE THE SAME LEGAL ENTITY — Deutsche Bank AG, London Branch is the Issuer of the notes and the calculation agent for the notes. While Deutsche Bank AG, London Branch will act in good faith and in a commercially reasonable manner in making all determinations with respect to the notes including the amount of interest payable on each Interest Payment Date, there can be no assurance that any determinations made by Deutsche Bank AG, London Branch in these capacities will not affect the value of the notes. Because determinations made by Deutsche Bank AG, London Branch as the calculation agent for the notes, may affect the interest payment and Payment at Maturity, potential conflicts of interest may exist between Deutsche Bank AG, London Branch and you, as a holder of the notes.  Furthermore, Deutsche Bank AG, London Branch or one or more of its affiliates may have published, and may in the future publish, research reports on movements in interest rates generally. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any of these activities may affect the value of the notes or the potential payout on the notes.

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TREATED AS FIXED RATE DEBT INSTRUMENTS — You should review carefully the section of the accompanying prospectus supplement entitled “United States Federal Income Tax Consequences.” The notes will be treated for U.S. federal income tax purposes as fixed rate debt instruments that are issued without original issue discount.

Interest paid on a note will be taxable to you as ordinary income at the time it accrues or is received in accordance with your method of tax accounting. Upon the sale or exchange of a note prior to maturity, you will recognize taxable gain or loss equal to the difference between the amount realized and your tax basis in the note. For this purpose, the amount realized does not include any amount attributable to accrued interest, which will be treated as a payment of interest that is taxed as described above. In general, gain or loss realized upon the sale or exchange of a note will be capital gain or loss and will be long-term capital gain or loss if you have held the note for more than one year.

If you are a non-U.S. holder, you will not be subject to U.S. federal income tax (including withholding tax), provided that you fulfill certain certification requirements and certain other conditions are met.  See “—Tax Consequences to Non-U.S. Holders” on page PS-50 of the accompanying prospectus supplement.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the notes.

For a discussion of certain German tax considerations relating to the notes, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the notes, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

DESCRIPTION OF THE NOTES

The following description of the terms of the notes supplements the description of the general terms of the debt securities set forth under the headings “Description of Notes” in the accompanying prospectus supplement and “Description of Debt Securities of Deutsche Bank Aktiengesellschaft” in the accompanying prospectus. Capitalized terms used but not defined in this term sheet have the meanings assigned to them in the accompanying prospectus supplement and prospectus. The term “note” refers to each $1,000 Principal Amount of our 18 Year Callable Step-Up Fixed Rate Notes.

General

The notes are senior unsecured obligations of Deutsche Bank AG that, unless redeemed by us, pay interest at a rate of 3.000% per annum from year one through year ten, 3.125% per annum from year eleven through year twelve, 3.250% per annum from year thirteen through year fourteen, 4.000% per annum from year fifteen through year sixteen and 5.000% per annum from year seventeen through year eighteen. Interest will be paid semi-annually in arrears on each Interest Payment Date based on an unadjusted 30/360 day count fraction. The notes are our Series A notes referred to in the accompanying prospectus supplement and prospectus. The notes will be issued by Deutsche Bank AG under an indenture among us, Law Debenture Trust Company of New York, as trustee, and Deutsche Bank Trust Company Americas, as issuing agent, paying agent, and registrar.

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or by any other governmental agency.

The notes are our senior unsecured obligations and will rank pari passu with all of our other senior unsecured obligations.

The notes will be issued in denominations of $1,000 and integral multiples of $1,000 in excess thereof. The principal amount ( the “Principal Amount”) is $1,000 and the Issue Price of each note is $1,000.00. The notes will be issued in registered form and represented by one or more permanent global notes registered in the name of The Depository Trust Company (“DTC”) or its nominee, as described under “Description of Notes — Form, Legal Ownership and Denomination of Notes” in the accompanying prospectus supplement and “Forms of Securities — Global Securities” in the accompanying prospectus.

Payments on the Notes

The “Maturity Date” will be July 31, 2030. If the scheduled Maturity Date is not a business day, the Maturity Date will be the first following day that is a business day, but no adjustment will be made to the interest payment made on such following business day. Unless the notes are redeemed by us prior to the Maturity Date, you will receive on the Maturity Date a cash payment, for each $1,000 Principal Amount of notes, of $1,000 plus any accrued but unpaid interest.

Unless redeemed by us, the notes will bear interest at the following interest rates (the “Interest Rates”): (i) from and including the Settlement Date to but excluding July 31, 2022, 3.000% per annum, (ii) from and including July 31, 2022 to but excluding July 31, 2024, 3.125% per annum (iii) from and including July 31, 2024 to but excluding July 31, 2026, 3.250% per annum (iv) from and including July 31, 2026 to but excluding July 31, 2028, 4.000% per annum and (v) from and including July 31, 2028 to but excluding the Maturity Date, 5.000% per annum.  The interest will be paid semi-annually in arrears on July 31 and January 31 of each year, beginning January 31, 2013 and ending on the Maturity Date (each, an “Interest Payment Date”). No interest will be accrued or payable if the notes are redeemed by us.  If any scheduled Interest Payment Date is not a business day, the interest will be paid on the first following day that is a business day, but no adjustment will be made to the interest payment made on such following business day. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

We will irrevocably deposit with DTC no later than the opening of business on the applicable Interest Payment Date and the Maturity Date (or the applicable Redemption Date) funds sufficient to make payments of the amount payable with respect to the notes on such date. We will give DTC irrevocable instructions and authority to pay such amount to the holders of the notes entitled thereto.

A “business day” is any day other than a day that (i) is a Saturday or Sunday, (ii) is a day on which banking institutions generally in the City of New York or London, England, are authorized or obligated by law, regulation or executive order to close or (iii) is a day on which transactions in dollars are not conducted in the City of New York or London, England.

Subject to the foregoing and to applicable law (including, without limitation, United States federal laws), we or our affiliates may, at any time and from time to time, purchase outstanding notes by tender, in open market transactions or by private agreement.

Early Redemption at Issuer’s Option

We may, in our sole discretion, redeem your notes in whole or in part on any Interest Payment Date on or after July 31, 2013 (the “Redemption Date”) for an amount in cash, per $1,000 Principal Amount of notes, equal to $1,000 plus any accrued but unpaid interest to but excluding the applicable Redemption Date. If we decide to redeem the notes, we will notify DTC (the holder of the global note) not less than five (5) business days prior to the applicable Redemption Date.  We will not give a notice that results in a Redemption Date later than the Maturity Date.

Calculation Agent

Deutsche Bank AG, London Branch, will act as the calculation agent. The calculation agent will determine, among other things, the amount of interest payable in respect of your notes on each Interest Payment Date. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us. We may appoint a different calculation agent from time to time after the date of this term sheet without your consent and without notifying you.

The calculation agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid on each Interest Payment Date and at maturity (or upon early redemption) on or prior to 11:00 a.m. on the business day preceding each Interest Payment Date and the Maturity Date (or the applicable Redemption Date).  All calculations with respect to the amount of interest payable on the notes will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., 0.876545 would be rounded to 0.87655); all dollar amounts related to determination of the payment per $1,000 Principal Amount of notes at maturity or upon earlier redemption will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., 0.76545 would be rounded up to 0.7655); and all dollar amounts paid on the aggregate Principal Amount of notes per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Events of Default

Under the heading “Description of Debt Securities of Deutsche Bank Aktiengesellschaft — Events of Default” in the accompanying prospectus is a description of events of default relating to debt securities including the notes.

Payment Upon an Event of Default

If an event of default occurs, and the maturity of your notes is accelerated, we will pay a default amount for each $1,000 Principal Amount of notes equal to $1,000 plus any accrued but unpaid interest to (but excluding) the date of acceleration.

If the maturity of the notes is accelerated because of an event of default as described above, we shall, or shall cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the cash amount due with respect to the notes as promptly as possible and in no event later than two business days after the date of acceleration.

Modification

Under the heading “Description of Debt Securities of Deutsche Bank Aktiengesellschaft — Modification of the Indenture” in the accompanying prospectus is a description of when the consent of each affected holder of debt securities is required to modify the indenture.

Defeasance

The provisions described in the accompanying prospectus under the heading “Description of Debt Securities of Deutsche Bank Aktiengesellschaft — Discharge and Defeasance” are not applicable to the notes.

Listing

The notes will not be listed on any securities exchange.

Book-Entry Only Issuance — The Depository Trust Company

The Depository Trust Company, or DTC, will act as securities depositary for the notes. The notes will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC’s nominee). One or more fully-registered global notes certificates, representing the total aggregate Principal Amount of the notes, will be issued and will be deposited with DTC. See the descriptions contained in the accompanying prospectus supplement under the headings “Description of Notes — Form, Legal Ownership and Denomination of Notes.” The notes are offered on a global basis. Investors may elect to hold interests in the registered global notes held by the DTC through Clearstream, Luxembourg or the Euroclear operator if they are participants in those systems, or indirectly through organizations which are participants in those systems. See “Series A Notes Offered on a Global Basis—Book Entry, Delivery and Form” in the accompanying prospectus supplement.

Registrar, Transfer Agent and Paying Agent

Payment of amounts due on the notes on each Interest Payment Dates and at maturity (or upon earlier redemption) will be payable and the transfer of the notes will be registrable at the office of Deutsche Bank Trust Company Americas (“DBTCA”) in the City of New York.

DBTCA or one of its affiliates will act as registrar and transfer agent for the notes. DBTCA will also act as paying agent and may designate additional paying agents.

Registration of transfers of the notes will be effected without charge by or on behalf of DBTCA, but upon payment (with the giving of such indemnity as DBTCA may require) in respect of any tax or other governmental charges that may be imposed in relation to it.

Governing Law

The notes will be governed by and interpreted in accordance with the laws of the State of New York.

USE OF PROCEEDS; HEDGING

The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the notes, as more particularly described in “Use of Proceeds” in the accompanying prospectus. We or our affiliates may acquire a long or short position in securities similar to the notes from time to time and may, in our or their sole discretion, hold or resell those securities.

Although we have no reason to believe that any of these activities will have a material impact on the value of the notes, we cannot assure you that these activities will not have such an effect.

We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No note holder shall have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity.

SUPPLEMENTAL UNDERWRITING INFORMATION (CONFLICTS OF INTEREST)

Under the terms and subject to the conditions contained in the Distribution Agreement entered into between Deutsche Bank AG and Deutsche Bank Securities Inc. (“DBSI”), as agent under, and certain other agents that may be party to the Distribution Agreement from time to time (each, an “Agent,” and, collectively with DBSI, the “Agents”), each Agent participating in the offering of the notes has agreed to purchase, and we have agreed to sell, the Principal Amount of notes set forth on the cover page.

Notes sold by the Agents to the public will initially be offered at the initial public offering price set forth on the cover of this term sheet. If all of the notes are not sold at the initial public offering price, the Agents may change the offering price and the other selling terms.

DBSI, acting as agent for Deutsche Bank AG, will receive a selling concession in connection with the sale of the notes of up to 3.000% or $30.00 per $1,000 Principal Amount of notes.

We own, directly or indirectly, all of the outstanding equity securities of DBSI. The net proceeds received from the sale of the notes will be used, in part, by DBSI or one of its affiliates in connection with hedging our obligations under the notes. The underwriting arrangements for this offering will comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with FINRA Rule 5121, DBSI may not make sales in offerings of the notes to any of its discretionary accounts without the prior written approval of the customer.

DBSI or another Agent may act as principal or agent in connection with offers and sales of the notes in the secondary market. Secondary market offers and sales will be made at prices related to market prices at the time of such offer or sale; accordingly, the Agents or a dealer may change the public offering price, concession and discount after the offering has been completed.

In order to facilitate the offering of the notes, DBSI may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, DBSI may sell more notes than it is obligated to purchase in connection with the offering, creating a naked short position in the notes for its own account. DBSI must close out any naked short position by purchasing the notes in the open market. A naked short position is more likely to be created if DBSI is concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, DBSI may bid for, and purchase, notes in the open market to stabilize the price of the notes. Any of these activities may raise or maintain the market price of the notes above independent market levels or prevent or retard a decline in the market price of the notes. DBSI is not required to engage in these activities, and may end any of these activities at any time.

No action has been or will be taken by us, DBSI or any dealer that would permit a public offering of the notes or possession or distribution of this term sheet, the accompanying prospectus supplement or prospectus other than in the United States, where action for that purpose is required. No offers, sales or deliveries of the notes, or distribution of this term sheet, the accompanying prospectus supplement or prospectus or any other offering material relating to the notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agents or any dealer.

Each Agent has represented and agreed, and each dealer through which we may offer the notes has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the notes or possesses or distributes this term sheet and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the notes. We shall not have responsibility for any Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Settlement

We expect to deliver the notes against payment for the notes on the Settlement Date indicated above, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the notes more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.